Exhibit 21.1
List of Subsidiaries
(including place of incorporation)
Gitlab Federal, LLC – (United States)
Gitlab GK – (Japan)
Gitlab Korea Limited – (South Korea)
Gitlab B.V. – (Netherlands)
Gitlab IT B.V. – (Netherlands)
Gitlab UK Limited – (United Kingdom)
Gitlab GmbH – (Germany)
Gitlab PTY Ltd – (Australia)
Gitlab Canada Corp. – (Canada)
Gitlab France SAS – (France)
Gitlab Ireland Limited – (Ireland)
Gitlab Singapore Holdings PTE Ltd – (Singapore)
Gitlab Singapore PTE Ltd – (Singapore)
GitLab Information Technology (Hubei) Co., Ltd. – (China)
Meltano, Inc. – (United States)